EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated March 30, 2020 on the consolidated financial statements of Duos Technologies Group, Inc. and Subsidiaries, as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, incorporated by reference in Amendment No.1 to Form S-3  (Registration No. 333-237213) of Duos Technologies Group, Inc. and Subsidiaries, under the Securities Act of 1933, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

May 11, 2020